Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2015 Financial Results and Highlights Recent Period Activities

– Advanced Pipeline of Seven Investigational Clinical Programs and Presented Positive Clinical Results for Three: Patisiran for Familial Amyloidotic Polyneuropathy (FAP), ALN-AT3 for Hemophilia, and ALN-CC5 for Complement-Mediated Diseases –

– In Addition to Upcoming Presentation of ALN-PCSsc Clinical Results, Announces New Plan to Present Initial Clinical Data for ALN-AS1 Porphyria Program at Medical Meeting in September and Provides Update on Revusiran Phase 2 Open-Label Extension Study –

– Maintained Strong Balance Sheet with $1.40 Billion in Cash and Remains On Track to End 2015 with Greater than $1.2 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 6, 2015--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2015, and highlighted recent progress in advancing its pipeline.

“The second quarter of 2015 and recent period were marked by tremendous progress in our efforts to bring innovative medicines to patients, as we execute on our ‘Alnylam 2020’ strategy. In our patisiran Phase 2 open-label extension – or ‘OLE’ – study, we believe to have generated increased evidence for a possible halting of neuropathy progression after the first 12 months of treatment, with study drug administration generally well tolerated out to 17 months. In our hemophilia program, we believe that recent results from our ongoing Phase 1 trial provide confirmatory evidence that ALN-AT3 has the potential to re-balance hemostasis in people with severe hemophilia through normalization of thrombin generation. We also reported initial positive data from our ongoing Phase 1/2 trial with ALN-CC5 – an investigational RNAi therapeutic for complement-mediated diseases – where we demonstrated what we believe to be promising preliminary clinical activity for single doses of study drug with potent and highly durable knockdown of serum C5 and inhibition of serum complement activity,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We also completed enrollment in our ALN-PCSsc Phase 1 study with results to be presented later this month, and we started dosing in our patisiran APOLLO-OLE study and Phase 1 studies with ALN-AS1 and ALN-AAT. We now enter a very data-rich back half of the year, with important results being presented from six distinct clinical programs. We very much look forward to sharing these results in the weeks and months to come, as they highlight what we believe to be the significant potential for RNAi therapeutics as a new class of innovative medicines.”

Second Quarter 2015 and Recent Significant Corporate Highlights

  Advanced pipeline of investigational programs in Genetic Medicine Strategic Therapeutic Area (STAr).
    Advanced RNAi therapeutic programs for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Continued enrollment in APOLLO Phase 3 study of patisiran in ATTR patients with Familial Amyloidotic Polyneuropathy (FAP).
      Initiated Phase 3 open-label extension study (“APOLLO-OLE”) with patisiran.
      Reported positive 12-month clinical data from patisiran Phase 2 OLE study, showing sustained TTR knockdown of up to a mean 88% and continued evidence for potential halting of neuropathy progression with a mean 2.5 point decrease in neuropathy impairment score (mNIS+7) at 12 months, comparing favorably to a 13-18 point increase estimated from the literature in untreated FAP patients with similar baseline characteristics; patisiran was also found to be generally well tolerated out to 17 months of study drug administration.
      Continued enrollment in ENDEAVOUR Phase 3 study of revusiran in ATTR patients with Familial Amyloidotic Cardiomyopathy (FAC).
      Continued dosing FAC and senile systemic amyloidosis (SSA) patients in revusiran Phase 2 OLE study, which was initiated in November 2014 and is designed to evaluate the tolerability and clinical activity of revusiran with long-term dosing for up to two years.
        The company reports today that three patients have discontinued from the revusiran Phase 2 OLE study as of August 5 due to injection site reactions (ISRs), including some with associated diffuse rash; the study drug remains otherwise generally well tolerated in the broader revusiran Phase 2 OLE study population. The company plans to present initial clinical results from the revusiran Phase 2 OLE study in late 2015.
      Received Orphan Drug Designation (ODD) from the United States Food & Drug Administration (FDA) for revusiran.
      The company announces today that it is advancing a Development Candidate (DC) for an ESC-GalNAc-siRNA targeting TTR that is expected to support a once-monthly and possibly once-quarterly subcutaneous dose regimen. Further details and guidance on this program will be presented at the Oligonucleotide Therapeutics Society meeting to be held October 11 – 14, 2015 in Leiden, The Netherlands.
    Advanced ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD).
      Reported positive interim results from the ongoing Phase 1 study, including an up to 86% knockdown of antithrombin (AT), and evidence for a potential re-balancing of hemostasis resulting in normalization of thrombin generation up to a mean increase of 350% and marked improvements in whole blood clotting. In addition, in a post hoc exploratory analysis, AT knockdown was found to be associated with reduced bleeding frequency, with the maximum bleed-free interval of 114 days in a patient with severe hemophilia A. ALN-AT3 was also shown to be generally well tolerated, without any clinically significant increases in D-dimer, a marker of pathologic clot formation.
      Presented new pre-clinical results with ALN-AT3 and published pre-clinical study results in Nature Medicine.
        These published pre-clinical data were the centerpiece of a recent “Clinical Implications” article in the New England Journal of Medicine.
    Presented initial positive Phase 1/2 study results with ALN-CC5 for the treatment of complement-mediated diseases.
      Single subcutaneous doses of study drug achieved potent, statistically significant, and highly durable C5 knockdown of up to 96% and an up to 92% inhibition of serum complement activity, including an up to 61% inhibition of serum hemolytic activity; single doses of ALN-CC5 were generally well tolerated.
    Initiated Phase 1 study with ALN-AS1 for the treatment of acute hepatic porphyrias.
      The trial is being conducted initially in asymptomatic high excreter (ASHE) patients with acute intermittent porphyria (AIP), and then in AIP patients with recurrent attacks.
      As detailed below, the company now plans to present initial clinical data at a medical meeting in mid-September 2015.
    Advanced ALN-AAT for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease (alpha-1 liver disease).
      Initiated Phase 1/2 study with ALN-AAT. The Phase 1/2 trial is being conducted initially in normal healthy volunteers, and, then in patients with alpha-1 liver disease.
      Presented new pre-clinical data at the Digestive Disease Week (DDW) meeting held in May 2015.
    Advanced ALN-GO1 for the treatment of primary hyperoxaluria.
      Continued pre-clinical studies to support selection of a DC for ALN-GO1 in mid-2015.
  Advanced investigational pipeline programs in Cardio-Metabolic Disease and Hepatic Infectious Disease STArs.
    The company announces today that it has completed enrollment in the ALN-PCSsc Phase 1 study in normal human volunteers with elevated LDL-C at baseline.
    Continued pre-clinical studies to support a Clinical Trial Application (CTA) for ALN-HBV in late 2015.
  Signed 295,000 square foot lease with an affiliate of BioMed Realty for Class A laboratory and office space in Cambridge for the company’s future corporate headquarters.
  Appointed David-Alexandre “DA” Gros, M.D. to the position of Senior Vice President, Chief Business Officer.

Upcoming 3Q2015 Events

  Alnylam announces today that it now plans to present initial single ascending dose (SAD) cohort data from its ALN-AS1 Phase 1 study in ASHE patients at the International Congress of Porphyrins and Porphyrias (ICPP) 2015, being held September 14 – 16, 2015 in Düsseldorf, Germany, in an oral presentation on Tuesday, September 15.
    In addition, during the ICPP meeting, Alnylam plans to present initial data from the EXPLORE trial, a prospective observational study to characterize the disease burden in patients with hepatic porphyrias.
  The company also announces today that it plans to present complete 12-month data from the Phase 2 OLE study with patisiran at the American Neurological Association (ANA) 2015 Annual Meeting, being held September 27 – 29, 2015 in Chicago, in a poster presentation on Monday, September 28 at 5:30 pm CT (6:30 pm ET).
  In addition, Alnylam plans to:
    Present data from the Phase 1 study of ALN-PCSsc in development for the treatment of hypercholesterolemia at the European Society of Cardiology (ESC) Congress 2015, being held August 29 – September 2, 2015 in London, in a poster presentation on Sunday, August 30 at 8:30 am British Summer Time (3:30 am ET).
    Present pre-clinical data for ALN-GO1 in development for the treatment of Primary Hyperoxaluria Type 1 (PH1) at the 48th Annual Scientific Meeting of the European Society of Paediatric Nephrology (ESPN), being held September 3 – 5, 2015 in Brussels, Belgium, in an oral presentation on September 5.

Upcoming RNAi Roundtables

Alnylam plans to continue hosting its series of online “RNAi Roundtables” in August and September, including events focused on the following RNAi therapeutics:

ALN-AAT for the treatment of AAT Deficiency-associated liver disease
Friday, August 14, 2:00 – 3:00 p.m. ET

  Alfica Sehgal, Ph.D., Principal Scientist, Research
  Moderator: Akshay Vaishnaw, M.D., Ph.D., Executive Vice President of R&D, Chief Medical Officer
  Guest Speaker: Jeffrey Teckman, M.D., Professor, Department of Pediatrics, St. Louis University School of Medicine

Patisiran and Revusiran for the treatment of Transthyretin (TTR)-Mediated Amyloidosis
Thursday, August 20, 9:00 – 10:30 a.m. ET

  Eric Green, Vice President, General Manager, TTR Program
  Jared Gollob, M.D., Vice President, Clinical Research
  Moderator: Barry Greene, President and Chief Operating Officer
  Guest Speaker: Philip Hawkins, Ph.D., FRCP, FRCPath, FMedSci, Head, National Amyloidosis Centre, and Head, Periodic Fever Syndrome Service/Honorary consultant physician
  Guest Speaker: Isabelle Lousada, President & CEO, Amyloidosis Research Consortium, and Chairman, Amyloidosis Foundation

The company announces today that it has scheduled additional RNAi Roundtables:

ALN-GO1 for the treatment of Primary Hyperoxaluria Type 1 (PH1)
Tuesday, September 8, 9:00 – 10:00 a.m. ET

  David Erbe, Ph.D., Director, Research
  Moderator: Barry Greene, President and Chief Operating Officer
  Guest Speaker: Sally-Anne Hulton, M.D., FRCPCH, MRCP, FCP, MBBCh, Consultant Paediatric Nephrologist and Clinical Lead, Birmingham Children’s Hospital NHS Trust

ALN-PCSsc for the treatment of Hypercholesterolemia
Wednesday, September 16, 9:30 – 10:30 a.m. ET

  Kevin Fitzgerald, Ph.D., Vice President, Research
  David Kallend, MBBS, Vice President and Global Medical Director, The Medicines Company
  Moderator: Barry Greene, President and Chief Operating Officer
  Guest Speaker: Marc S. Sabatine, M.D., M.P.H., Chairman, Thrombolysis in Myocardial Infarction (TIMI) Study Group at Brigham and Women’s Hospital, Lewis Dexter, MD Distinguished Chair in Cardiovascular Medicine, and Professor of Medicine, Harvard Medical School

ALN-AS1 for the treatment of Acute Hepatic Porphyrias
Thursday, September 24, 11:00 am – 12:00 p.m. ET

  Bill Querbes, Ph.D., Associate Director, Research
  Moderator: John Maraganore, Ph.D., Chief Executive Officer
  Guest Speaker: Robert J. Desnick, M.D., Ph.D., Dean for Genetics and Genomic Medicine, Professor and Chair Emeritus, Department of Genetics and Genomic Sciences, Icahn School of Medicine at Mount Sinai Hospital

Financials

“Alnylam continues to maintain a very strong balance sheet, with approximately $1.4 billion in cash as of the end of the second quarter of 2015,” said Michael Mason, Vice President, Finance & Treasurer. “As for financial guidance this year, we remain on track to end 2015 with greater than $1.2 billion in cash.”

Cash, Cash Equivalents and Total Marketable Securities

At June 30, 2015, Alnylam had cash, cash equivalents and total marketable securities of $1.40 billion, as compared to $881.9 million at December 31, 2014.

Non-GAAP Net Loss

The non-GAAP net loss for the second quarter of 2015 was $71.8 million, or $0.85 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $48.0 million, or $0.63 per share on both a basic and diluted basis for the same period in the previous year. The non-GAAP net loss for the second quarter of 2014 excludes the $3.9 million reduction to in-process research and development expense for the purchase of the Sirna RNAi assets from Merck, described below, for which there is no corresponding expense for the second quarter of 2015.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2015 was $71.8 million, or $0.85 per share on both a basic and diluted basis (including $10.2 million, or $0.12 per share of non-cash stock-based compensation expense), as compared to a net loss of $44.1 million, or $0.58 per share on both a basic and diluted basis (including $7.7 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $8.7 million for the second quarter of 2015, as compared to $7.3 million for the second quarter of 2014. Revenues for the second quarter of 2015 included $3.4 million from the company’s alliance with Takeda Pharmaceuticals Company Limited, $2.6 million from the company’s alliance with The Medicines Company, $2.6 million from the company’s alliance with Genzyme and $0.1 million from research reagent licenses and other sources. The increase in revenues in the second quarter of 2015 compared to the second quarter of the previous year was due primarily to services performed in connection with our performance obligations under agreements with The Medicines Company and Genzyme, partially offset by a decrease in revenue recognized under agreements with Monsanto and Takeda. The company expects net revenues from collaborators to decrease during the second half of 2015 on a comparative basis due primarily to the completion of our revenue amortization under the Takeda agreement in May 2015.

Research and Development Expenses

Research and development (R&D) expenses were $67.0 million in the second quarter of 2015 which included $6.1 million of non-cash stock-based compensation, as compared to $44.7 million in the second quarter of 2014, which included $2.6 million of non-cash stock-based compensation. The increase in R&D expenses in the second quarter of 2015 as compared to the second quarter of the prior year was due primarily to additional expenses related to the significant advancement of certain of our clinical and pre-clinical programs. In addition, compensation, non-cash stock-based compensation and related expenses increased during the second quarter of 2015 as compared to the second quarter of 2014 due primarily to a significant increase in headcount during the period as we continue to expand and advance our development pipeline. The company expects that research and development expenses will increase for the second half of 2015 as compared to the first half of 2015.

In-Process Research and Development Expense

In the second quarter of 2014, the company recorded a reduction of $3.9 million to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck. Upon the completion of certain technology transfer activities in the second quarter of 2014, the company issued an additional 378,007 shares of common stock to Merck. In the second quarter of 2014, the company re-measured the expense recorded in the first quarter of 2014 in connection with these shares using the price of the company’s common stock on the issuance date.

General and Administrative Expenses

General and administrative (G&A) expenses were $14.6 million in the second quarter of 2015, which included $4.0 million of non-cash stock-based compensation, as compared to $11.5 million in the second quarter of 2014, which included $5.1 million of non-cash stock-based compensation. The increase in G&A expenses in the second quarter of 2015 as compared to the second quarter of the prior year was due primarily to an increase in consulting and professional services related to an increase in general business activities. For the second half of 2015, the company expects that general and administrative expenses will increase slightly compared to the first half of 2015.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2015 results, and discuss expectations for the future via conference call on Thursday, August 6, 2015 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 95481472. A replay of the call will be available beginning at 7:30 p.m. ET on August 6, 2015. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 95481472.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates

GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 2020” guidance, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, ALN-AT3, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, ALN-GO1 and its ESC-GalNAc-siRNA targeting TTR, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications, its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for patisiran, revusiran, ALN-PCSsc, ALN-AS1, ALN-HBV, ALN-GO1 and its ESC-GalNAc-siRNA targeting TTR, its plans regarding commercialization of RNAi therapeutics, and Alnylam’s expected cash position as of December 31, 2015, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net revenues from collaborators	$8,685	$7,295	$27,222	$15,570

Operating expenses:
Research and development (1)	67,007	44,672	125,042	88,430
In-process research and development	—	(3,890)	—	220,766
General and administrative (1)	14,622	11,518	27,346	20,443
Total operating expenses	81,629	52,300	152,388	329,639
Loss from operations	(72,944)	(45,005)	(125,166)	(314,069)
Other income (expense):
Interest income	1,619	693	2,633	1,026
Other expense	(27)	(77)	(27)	(159)
Total other income	1,592	616	2,606	867
Loss before income taxes	(71,352)	(44,389)	(122,560)	(313,202)
(Provision for) Benefit from income taxes	(431)	315	—	18,185
Net loss	$(71,783)	$(44,074)	$(122,560)	$(295,017)
Net loss per common share - basic and diluted	$(0.85)	$(0.58)	$(1.47)	$(4.11)
Weighted average common shares used to compute basic and diluted net loss per common share	84,353	75,835	83,219	71,833

Comprehensive loss:
Net loss	$(71,783)	$(44,074)	$(122,560)	$(295,017)
Unrealized (loss) gain on marketable securities, net of tax	(33,623)	(3,047)	(30,001)	2,266
Comprehensive loss	$(105,406)	$(47,121)	$(152,561)	$(292,751)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$6,149	$2,557	$11,495	$6,238
General and administrative	4,030	5,123	6,920	7,033

Alnylam Pharmaceuticals, Inc.
Unaudited GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP net loss	$(71,783)	$(44,074)	$(122,560)	$(295,017)
Adjustment:
In-process research and development	—	(3,890)	—	220,766
Non-GAAP net loss	$(71,783)	$(47,964)	$(122,560)	$(74,251)

GAAP net loss per common share - basic and diluted	$(0.85)	$(0.58)	$(1.47)	$(4.11)
Adjustment (as detailed above)	—	(0.05)	—	3.08
Non-GAAP net loss per common share - basic and diluted	$(0.85)	$(0.63)	$(1.47)	$(1.03)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the second quarter of 2014 and first half of 2014, the company’s Non-GAAP net loss and Non-GAAP loss per common share – basic and diluted financial measures excludes the in-process research and development reduction to expense of $3.9 million and expense of $220.8 million, respectively, related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2015	2014
Cash, cash equivalents and total marketable securities	$1,396,800	$881,929
Billed and unbilled collaboration receivables	9,403	39,937
Prepaid expenses and other current assets	15,117	9,739
Deferred tax assets	19,654	31,667
Property and equipment, net	25,169	21,740
Investment in equity securities of Regulus Therapeutics Inc.	64,628	94,583
Total assets	$1,530,771	$1,079,595
Accounts payable and accrued expenses	$33,473	$38,791
Deferred tax liabilities	19,654	31,667
Total deferred revenue	62,716	66,854
Total deferred rent	6,324	6,016
Total stockholders’ equity (84.5 million and 77.2 million common shares issued and outstanding and at June 30, 2015 and December 31, 2014, respectively)	1,408,604	936,267
Total liabilities and stockholders' equity	$1,530,771	$1,079,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer
or
Joshua Brodsky, 617-551-8276
Senior Manager, Investor Relations and
Corporate Communications